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                                                                EXHIBIT 5.2


                         CONSTANTINE XYDIAS & PARTNERS
                          9 Massalias & Skoufa Street
                             106 80 Athens, Greece
                              Tel.(30-1) 360-3653
                               Fax(30-1) 684-5071

                                                                   July 30, 2001

Antenna TV S.A.
10-12 Kifissias Ave.
151-25 Maroussi,
Athens, Greece

Ladies and Gentlemen:

   We have acted as Greek counsel for Antenna TV S.A., a Greek societe anonyme (the "Company"), in connection with the proposed offer and exchange (the "Exchange Offer") by the Company of (i) (Euro) 150,000,000 aggregate principal amount of the Company's 9 3/4% Senior Notes due 2008 (the "New Notes"), which the Company has proposed to register with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for (ii) an equal principal amount at maturity of its 9 3/4% Senior Notes due 2008 (the "Old Notes"). The New Notes are to be issued pursuant to an Indenture dated as of June 18, 2001 (the "Indenture") by and between the Company and The Bank of New York, as Trustee (the "Trustee").

   We are giving this opinion in connection with the Registration Statement, as amended, relating to the Exchange Offer (the "Registration Statement"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in the Registration Statement.

   In rendering this opinion, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of the New Notes,
(iv) the Registration Rights Agreement, dated as of June 18, 2001, by and between the Company and the Initial Purchaser named therein, and (v) other documents delivered in connection with the Exchange Offer. In addition, we have examined originals or copies satisfactory to us of all such corporate records, agreements, certificates, powers of attorney, governmental orders, permits and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

   In our examination of the aforesaid documents, we have assumed without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of all such original documents. In addition, we have assumed that: (i) the Indenture has been duly authorized, executed and delivered by each party thereto; (ii) the power, authority and legal right of each such party (including, without limitation, the Company) under all applicable laws and regulations to enter into, execute, deliver and perform its obligations under such agreement; and
(iii) the validity, binding effect and enforceability of such agreement in accordance with its terms against each such party (other than the Company). In addition, we have assumed that the terms of the Old Notes and the New Notes have been established in accordance with the terms of the Indenture.

   As to any facts material to the opinions expressed below, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of officers, directors and other representatives of the Company.

   Our opinion is subject to: (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditors' rights, including, without limitation, the effect of statutory or
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other laws regarding fraudulent conveyances, fraudulent transfers, and preferential transfers; and (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

   This opinion is limited to the laws of the Hellenic Republic. The opinions expressed herein are based upon the law and circumstances as they are in effect or exist on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

   In rendering the opinions expressed below, we have, with your consent, relied, as to matters of the laws of the State of New York, on the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, the Company's New York counsel, dated the date hereof and addressed to you.

   Based upon the foregoing examination and assumptions and in reliance thereon, it is our opinion that:

     (i) the New Notes, when issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee, and issued and delivered against exchange of the Old Notes in accordance with the terms set forth in the Prospectus that forms a part of the Registration Statement, will constitute the legal, valid and binding obligations of the Company under the laws of the Hellenic Republic; and

     (ii) the statements set forth under the caption "Risk Factors" in the Prospectus that forms a part of the Registration Statement, to the extent they purport to be a summary of Greek law, are accurate in all material respects.

   We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and we further consent to the use of our name under the captions "Risk Factors," "Description of Exchange Notes--Enforceability of Judgments" and "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

   Paul, Weiss, Rifkind, Wharton & Garrison may rely on this opinion for purposes of rendering their opinion to the Company dated the date hereof in connection with the Registration Statement.

                                          Very truly yours,

                                          /s/ Constantine N. Xydias
                                          _____________________________________
                                          Constantine N. Xydias
                                          Attorney at Law

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